FOR IMMEDIATE RELEASE

Semtech Announces Closing of Private Exchanges of Convertible Notes Due 2028

CAMARILLO, Calif., July 25, 2024—Semtech Corporation (Nasdaq: SMTC), a high-performance semiconductor, IoT systems and cloud connectivity service provider, today announced the closing of its previously announced privately negotiated exchange transactions (the “Exchange Transactions”) with certain holders of its 4.00% Convertible Senior Notes due 2028 (the “2028 Notes”). In the Exchange Transactions, the holders exchanged approximately $188 million in aggregate principal amount of the 2028 Notes and accrued interest for an aggregate of 10,378,431 shares of the company’s common stock, par value $0.01 per share (“Shares”).
The Shares issued in the Exchange Transactions were not registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and such other jurisdictions.
This press release does not constitute an offer to sell or a solicitation to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
About Semtech
Semtech Corporation (Nasdaq: SMTC) is a high-performance semiconductor, IoT systems and cloud connectivity service provider dedicated to delivering high-quality technology solutions that enable a smarter, more connected and sustainable planet. Our global teams are committed to empowering solution architects and application developers to develop breakthrough products for the infrastructure, industrial and consumer markets.

Semtech and the Semtech logo are registered trademarks or service marks of Semtech Corporation or its subsidiaries.
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CONTACT:
Sara Kesten
Semtech Corporation
(805) 480-2004
webir@semtech.com